Exhibit 99.1

Glenpointe Centre West

500 Frank W. Burr Blvd.

Teaneck, N.J. 07666

Cognizant Completes Acquisition of TriZetto, Creating a Fully-Integrated

Healthcare Technology and Operations Leader

TEANECK, N.J.—November 20, 2014—Cognizant (NASDAQ: CTSH), a global leader in information technology, consulting and business process services, today announced it has completed the acquisition of TriZetto Corporation.

“The combination of TriZetto’s market-leading platforms with Cognizant’s strengths in consulting, IT and business process services will put us at the forefront of creating new models for the healthcare needs of tomorrow,” said Francisco D’Souza, CEO of Cognizant. “Together, we are uniquely positioned to deliver end-to-end solutions that allow healthcare organizations to improve operational efficiency, drive innovation and embrace next generation delivery models made possible by digital technologies. As a fully integrated healthcare technology and operations provider, we look forward to enabling our clients to deliver improved quality of care and superior health outcomes.”

TriZetto software manages the health benefits of close to half the insured population of the U.S. and supports about a quarter of all U.S. care providers. The company is now a part of Cognizant’s healthcare practice whose clients include 16 of the top 20 U.S. health plans, and four of the top five pharmacy benefit management companies. The combination of the Cognizant and TriZetto platform and capabilities will enable healthcare organizations to focus on making their operations as efficient as possible, while at the same time investing to drive future growth in an increasingly competitive environment.

“The response to Cognizant’s acquisition from the clients of the two companies has been overwhelmingly positive,” stated Jude Dieterman, Chief Executive for the TriZetto business unit within Cognizant’s healthcare practice. Dieterman, who was previously TriZetto President and COO added, “As part of Cognizant, we can address existing and new markets with new technologies and new delivery models, enabling us to capitalize on opportunities that neither company could access individually, while having a meaningful impact on the way health is managed and care is delivered.”

“As a client of both Cognizant and TriZetto, we are very familiar with the expertise and capabilities of both companies and the role they play in helping us achieve our mission to empower people through access to quality, affordable care,” noted Nancy Botiller, Executive Vice President of Colorado Access, a Denver-based nonprofit health plan and services company. “We look forward to exploring the unique solutions that could be enabled by this combination.”

About Cognizant’s Healthcare and Life Sciences Practice

Cognizant’s Healthcare and Life Sciences practice is committed to helping change millions of lives for the better by partnering with clients to build solutions to healthcare challenges, continually improve the way they do business, set the pace in clinical development, strengthen their regulatory infrastructure, and increase competitiveness. With approximately $2.5 billion in annualized revenue, Cognizant’s healthcare practice is consistently ranked among the top 10 on the Healthcare Informatics Top 100, Cognizant serves 28 of the top 30 global pharmaceutical companies, 16 of the top 20 health plans in the U.S., 4 of the top 5 pharmacy benefit management companies in the U.S., 9 of the top 10 biotech companies, and 12 of the top 15 medical device companies. With a large team of dedicated professionals including doctors, pharmacologists, physicians, biomedical engineers, pharmacists, biostatisticians, medical writers, and GxP consultants, the practice provides domain-aligned consulting, IT, business process and analytics solutions globally.

About Cognizant

Cognizant (NASDAQ: CTSH) is a leading provider of information technology, consulting, and business process outsourcing services, dedicated to helping the world’s leading companies build stronger businesses. Headquartered in Teaneck, New Jersey (U.S.), Cognizant combines a passion for client satisfaction, technology innovation, deep industry and business process expertise, and a global, collaborative workforce that embodies the future of work. With over 75 development and delivery centers worldwide and approximately 199,700 employees as of September 30, 2014, Cognizant is a member of the NASDAQ-100, the S&P 500, the Forbes Global 2000, and the Fortune 500 and is ranked among the top performing and fastest growing companies in the world. Visit us online at www.cognizant.com or follow us on Twitter: Cognizant.

Forward-Looking Statements

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the accuracy of which are necessarily subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results to differ materially from those expressed or implied include general economic conditions and the factors discussed in our most recent Quarterly Report on Form 10-Q and other filings with the Securities and Exchange Commission. Cognizant undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities law.

Contacts:

Media

U.S.: Rick Lacroix +1-201-470-8961 rick.lacroix@cognizant.com TriZetto Wesley Bryant-King 303-542-2571 wesley.bryant-king@trizetto.com	Europe: Grazia Valentino-Boschi + 33 (0) 6 07 85 80 63 grazia.valentino-boschi@cognizant.com	Asia-Pac: Harsh Kabra +91-855-188-2111 harsh.kabra@cognizant.com Investors David Nelson 201-498-8840 david.nelson@cognizant.com